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Exhibit 10.1

On June 26, 2003, Section 2(a) of the Center Bancorp., Inc.1993 Outside Director Stock Option Plan was amended to read in its entirety as follows:

"Anniversary Date" shall mean, for each Outside Director, the later of (x) the date on which this Plan is approved by the Board and (y) the 365th day after such Outside Director first became a member of the Board (provided that such director remains on the Board on such 365th day); provided, however, that with respect to any Outside Director that first became a member of the Board on or after November 1, 2002 and prior to April 30, 2003, the term "Anniversary Date" shall mean October 31, 2003 ( provided that such Director remains on the Board on October 31, 2003)."